State of Delaware
Secretary of State
Division of Corporations
Delivered 04:18 PM 09/06/2013
FILED 04:16 PM 09/06/2013
SRV 131063201 - 4206892 FILE

CERTIFICATE OF DESIGNATIONS, PREFERENCES AND RIGHTS OF SERIES C CONVERTIBLE PREFERRED STOCK, $0.001 PAR VALUE PER SHARE

Power of the Dream Ventures, Inc., a corporation organized and existing under the laws of the State of Delaware (the "**Corporation**"), hereby certifies that the following resolution was adopted by the Board of Directors of the Corporation (the "**Board**") on September 6, 2013 in accordance with the provisions of its Certificate of Incorporation (as amended and may be amended from time to time, the "**Certificate of Incorporation**") and by-laws. The authorized series of the Corporation's previously-authorized preferred stock shall have the following preferences, privileges, powers and restrictions thereof, as follows:

RESOLVED, that pursuant to the authority granted to and vested in the Board in accordance with the provisions of the Certificate of Incorporation, and by-laws of the Corporation, the Board hereby authorizes a series of the Corporation's previously authorized preferred stock (the "**Preferred Stock**"), and hereby states the designation and number of shares, and fixes the relative rights, preferences, privileges, powers and restrictions thereof as follows:

I. NAME OF THE CORPORATION

Power of the Dream Ventures, Inc.

II. DESIGNATION AND AMOUNT; DIVIDENDS

A. Designation. The designation of said series of preferred stock shall be Series C Convertible Preferred Stock, $0.001 par value per share (the "**Series C Preferred**").

B. Number of Shares. The number of shares of Series C Preferred authorized shall be one million (1,000,000) shares, each of which shall have a stated value equal to **$0.001** (as may be adjusted for any stock dividends, combinations or splits with respect to such shares) (the "**Series C Stated Value**").

C. Dividends: Upon declaration of a dividend by the Board on the Corporation's common stock out of any funds of the Corporation legally available under all applicable law for such purpose, the holders of Series C Preferred shall be entitled to receive dividends on a fully converted basis. For the avoidance of doubt, each one (1) share of Series C Preferred shall be entitled to the dividend granted to each one share of common stock multiplied by twenty (20). Dividends on Series C Preferred must be delivered and paid to the holders not later than five (5) business days after each specified payment date of the dividend as declared by the Board.

III. LIQUIDATION AND REDEMPTION RIGHTS.

In the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, the holder of Series C Preferred shall be entitled to receive, on parity with the holders of common stock, assets of the Corporation available for distribution to the holders of capital stock of the Corporation. The Series C Preferred shall not have any priority or preference with respect to any distribution of any of the assets of the Corporation. Neither a consolidation or merger of the Corporation with another corporation or other entity nor a sale, transfer, lease or exchange of all or part of the Corporation's assets will be considered a liquidation, dissolution or winding up of the affairs of the Corporation for purposes of this Article III.

IV. CONVERSION.

(a) **Conversion at Option of Holder**. At any time and from time to time, from and after the earliest date on which a Holder receives shares of the Series C Preferred (the "**Issuance Date**"), each share of Series C Preferred Stock shall, at the option of the Holder, be convertible into twenty (20) shares of common stock.

(i) **Mechanics of Conversion**. A Holder shall effect a conversion by surrendering to the Corporation the original certificate or certificates representing the shares of Series C Preferred to be converted to the Corporation, together with a completed form of conversion notice attached hereto as Exhibit A (the "**Conversion Notice**"). Each Conversion Notice shall specify the number of shares of Series C Preferred Stock to be converted, the date on which such conversion is to be effected, which date may not be prior to the date the Holder delivers such Conversion Notice.

(ii) **Taxes**: The Corporation shall pay any and all taxes that may be imposed upon it with respect to the issuance and delivery of the shares of common stock upon the conversion of the Series C Preferred.

(iii) **No Fractional Shares**: No fractional shares of common stock will be issued from the Conversion of the Series C Preferred. If the conversion of Series C Preferred would result in the issuance of a fractional share of common stock to a holder (aggregating all shares of Series C Preferred being converted pursuant to a given Notice of Conversion), then the Corporation shall issue one share of common stock to each holder of Series C Preferred with a fractional share as the result of the Conversion.

V. RANK

All shares of the Series C Preferred shall rank senior to the Corporation's common stock, Series D Preferred Stock and any other class or series of capital stock of the Corporation hereafter created, (ii) *pari passu* with any class or series of capital stock of the Corporation hereafter created and specifically ranking, by its terms, on par with the Series C Preferred and (iii) junior to the Corporation's Series A Preferred Stock, Series B Preferred Stock and any class or series of capital stock of the Corporation hereafter created specifically ranking, by its terms, senior to the Series C Preferred, in each case as to distribution of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary.

VI. VOTING RIGHTS

Each one share of the Series C Preferred shall have voting rights equal to five (5) votes of common stock. With respect to all matters upon which stockholders are entitled to vote or to which stockholders are entitled to give consent, the holders of the outstanding shares of Series C Preferred shall vote together with the holders of common stock without regard to class, except as to those matters on which separate class voting is required by applicable law or the Corporation's Certificate of Incorporation or by-laws.

VII. PROTECTION PROVISIONS

So long as any shares of Series C Preferred are outstanding, the Corporation shall not, without first obtaining the unanimous written consent of the holders of Series C Preferred, alter or change the rights, preferences or privileges of the Series C Preferred so as to affect adversely the holders of Series C Preferred.

XIII. MISCELLANEOUS

A. **Status of Converted or Redeemed Stock**: In case any shares of Series C Preferred shall be redeemed or otherwise repurchased or reacquired, the shares so redeemed, repurchased, or reacquired shall resume the status of authorized but unissued shares of preferred stock, and shall no longer be designated as Series C Preferred.

B. **Lost or Stolen Certificates**: Upon receipt by the Corporation of (i) evidence of the loss, theft, destruction or mutilation of any Preferred Stock Certificate(s) and (ii) in the case of loss, theft or destruction, indemnity (with a bond or other security) reasonably satisfactory to the Corporation, or in the case of mutilation, the Preferred Stock Certificate(s) (surrendered for cancellation), the Corporation shall execute and deliver new Preferred Stock Certificates. However, the Corporation shall not be obligated to reissue such lost, stolen, destroyed or mutilated Preferred Stock Certificates if the holder of Series Preferred Stock contemporaneously requests the Corporation to convert such holder's Series C Preferred.

C. **Waiver**: Notwithstanding any provision in this Certificate of Designation to the contrary, any provision contained herein and any right of the holders of Series C Preferred granted hereunder may be waived as to all shares of Series C Preferred (and the holders thereof) upon the unanimous written consent of the holders of the Series C Preferred.

D. **Notices**: Any notices required or permitted to be given under the terms hereof shall be sent by certified or registered mail (return receipt requested) or delivered personally, by nationally recognized overnight carrier or by confirmed facsimile transmission, and shall be effective five (5) days after being placed in the mail, if mailed, or upon receipt or refusal of receipt, if delivered personally or by nationally recognized overnight carrier or confirmed facsimile transmission, in each case addressed to a party as set forth below, or such other address and telephone and fax number as may be designated in writing hereafter in the same manner as set forth in this Section.

If to the Corporation:

Power of the Dream Ventures, Inc.
1095 Budapest
Soroksari ut 94-96, Hungary
Telephone: +36-1-456-6061
Fax: +36-1-456-6062
Attention: Viktor Rozsnyay

If to the holders of Series C Preferred, to the address listed in the Corporation's books and records.

IN WITNESS WHEREOF, the undersigned has signed this certificate as of the 6th day of September, 2013.

POWER OF THE DREAM VENTURES, INC.

By: Viktor Rozsnyay

Name: Viktor Rozsnyay
Title: Chairman of the Board of Directors